EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

GLOBAL INCOME TRUST, INC.

Global Income GP, LLC, a Delaware limited liability company

Global Income, LP, a Delaware limited partnership

IN-104 Austin, a Delaware limited liability company

IN-105 HHC, LLC, a Delaware limited liability company

IN-105 Heritage III, LLC, a Delaware limited liability company